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						UNITED STATES
				SECURITIES AND EXCHANGE COMMISSION
					Washington, D.C. 20549

						SCHEDULE 13D
			Under the Securities Exchange Act of 1934
					  (Amendment No. 1)

					Kushner Locke Company
					   (Name of Issuer)

						Common Stock
				(Title of Class of Securities)

						501337109
					   (CUSIP Number)

			   Gruber & McBaine Capital Management
					Elizabeth D. Giorgis
				 50 Osgood Place, Penthouse
				  San Francisco, CA  94133
					  (415) 981-1039
	  (Name, Address and Telephone Number of Person Authorized to
			  Receive Notices and Communications)

						August 4, 1999
		(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box / /.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1746 (10-97)

SCHEDULE 13D

CUSIP No. 501337109							Page 2 of 11 Pages

---------------------------------------------------------------------------
1	NAME OF REPORTING PERSON
SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

GRUBER & McBAINE CAPITAL MANAGEMENT, LLC
---------------------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)	/X/
											(b)	/ /
---------------------------------------------------------------------------
3	SEC USE ONLY
---------------------------------------------------------------------------
4	SOURCE OF FUNDS*

AF
---------------------------------------------------------------------------
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
	ITEMS 2(d) or 2(E)/ /
---------------------------------------------------------------------------
6	CITIZENSHIP OR PLACE OF ORGANIZATION

CALIFORNIA
---------------------------------------------------------------------------
     NUMBER OF		7	SOLE VOTING POWER
      SHARES			0
   BENEFICIALLY		-------------------------------------------------------
     OWNED BY		8	SHARED VOTING POWER
       EACH			1,478,750
     REPORTING		-------------------------------------------------------
      PERSON		9	SOLE DISPOSITIVE POWER
       WITH			0
				-------------------------------------------------------
				10	SHARED DISPOSITIVE POWER
					1,478,750
--------------------------------------------------------------------------
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	1,478,750
---------------------------------------------------------------------------
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
	/ /
---------------------------------------------------------------------------
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
	10.72
---------------------------------------------------------------------------
14	TYPE OF REPORTING PERSON*
	OO, IA
---------------------------------------------------------------------------
				*SEE INSTRUCTIONS BEFORE FILLING OUT!
	  INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
   (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


[3]
SCHEDULE 13D

CUSIP No. 501337109							Page 3 of 11 Pages

---------------------------------------------------------------------------
1	NAME OF REPORTING PERSON
SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

JON D. GRUBER
---------------------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)	/X/
											(b)	/ /
---------------------------------------------------------------------------
3	SEC USE ONLY
---------------------------------------------------------------------------
4	SOURCE OF FUNDS*

AF, PF
---------------------------------------------------------------------------
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
	ITEMS 2(d) or 2(E)/ /
---------------------------------------------------------------------------
6	CITIZENSHIP OR PLACE OF ORGANIZATION

UNITED STATES
---------------------------------------------------------------------------
     NUMBER OF		7	SOLE VOTING POWER
      SHARES			191,100
   BENEFICIALLY		-------------------------------------------------------
     OWNED BY		8	SHARED VOTING POWER
       EACH			1,478,750
     REPORTING		-------------------------------------------------------
      PERSON		9	SOLE DISPOSITIVE POWER
       WITH			191,100
				-------------------------------------------------------
				10	SHARED DISPOSITIVE POWER
					1,478,750
---------------------------------------------------------------------------
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	1,669,850
---------------------------------------------------------------------------
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
	/ /
---------------------------------------------------------------------------
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
	12.11
---------------------------------------------------------------------------
14	TYPE OF REPORTING PERSON*
	IN
---------------------------------------------------------------------------
			*SEE INSTRUCTIONS BEFORE FILLING OUT!
	INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


[4]
SCHEDULE 13D

CUSIP No. 501337109							Page 4 of 11 Pages

---------------------------------------------------------------------------
1	NAME OF REPORTING PERSON
	SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON
	J. PATTERSON MCBAINE
---------------------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)	/X/
											(b)	/ /
---------------------------------------------------------------------------
3	SEC USE ONLY
---------------------------------------------------------------------------
4	SOURCE OF FUNDS*
	AF, PF
---------------------------------------------------------------------------
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
	 ITEMS 2(d) or 2(E)/ /
---------------------------------------------------------------------------
6	CITIZENSHIP OR PLACE OF ORGANIZATION
	UNITED STATES
---------------------------------------------------------------------------
     NUMBER OF		7	SOLE VOTING POWER
      SHARES			214,850
   BENEFICIALLY		-------------------------------------------------------
     OWNED BY		8	SHARED VOTING POWER
       EACH			1,478,750
     REPORTING		-------------------------------------------------------
      PERSON		9	SOLE DISPOSITIVE POWER
       WITH			214,850
				-------------------------------------------------------
				10	SHARED DISPOSITIVE POWER
					1,478,750
---------------------------------------------------------------------------
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	1,693,600
---------------------------------------------------------------------------
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
	/ /
---------------------------------------------------------------------------
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
	12.28
---------------------------------------------------------------------------
14	TYPE OF REPORTING PERSON*
	IN
---------------------------------------------------------------------------
				*SEE INSTRUCTIONS BEFORE FILLING OUT!
		INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
	(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


[5]
SCHEDULE 13D

CUSIP No. 501337109							Page 5 of 11 Pages

---------------------------------------------------------------------------
1	NAME OF REPORTING PERSON
	SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON
	THOMAS O. LLOYD-BUTLER
---------------------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)	/X/
											(b)	/ /
---------------------------------------------------------------------------
3	SEC USE ONLY
---------------------------------------------------------------------------
4	SOURCE OF FUNDS*
	AF
---------------------------------------------------------------------------
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
	 ITEMS 2(d) or 2(E)/ /
---------------------------------------------------------------------------
6	CITIZENSHIP OR PLACE OF ORGANIZATION
	UNITED STATES
---------------------------------------------------------------------------
     NUMBER OF		7	SOLE VOTING POWER
      SHARES			0
   BENEFICIALLY		-------------------------------------------------------
     OWNED BY		8	SHARED VOTING POWER
       EACH			1,478,750
     REPORTING		-------------------------------------------------------
      PERSON		9	SOLE DISPOSITIVE POWER
       WITH			0
				-------------------------------------------------------
				10	SHARED DISPOSITIVE POWER
					1,478,750
---------------------------------------------------------------------------
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	1,478,750
---------------------------------------------------------------------------
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
	/ /
---------------------------------------------------------------------------
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
	10.72
---------------------------------------------------------------------------
14	TYPE OF REPORTING PERSON*
	IN
---------------------------------------------------------------------------
				*SEE INSTRUCTIONS BEFORE FILLING OUT!
		INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
	(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

CUSIP No. 501337109							Page 6 of 11 Pages

ITEM 1.	SECURITY AND ISSUER.

This statement relates to shares of Common Stock (the "Stock") of Kushner Locke Company ("KLOC"). The principal executive office of KLOC is located at 11601 Wilshire Boulevard, 21st Floor, Los Angeles, CA 90025.


ITEM 2.	IDENTITY AND BACKGROUND.

The persons filing this statement and the persons enumerated in Instruction C of Schedule 13D and, where applicable, their respective places of organization, general partners, directors, executive officers and controlling persons, and the information regarding them, are as follows:

(a)	Gruber and McBaine Capital Management, L.L.C. (LLC), a California
limited liability company; Jon D. Gruber (Gruber); J. Patterson McBaine (McBaine); Thomas O. Lloyd-Butler (TLB).

(b)	The business address of LLC, Gruber, McBaine and TLB is 50 Osgood
Place, Penthouse, San Francisco, CA 94133.

(c)	LLC is an investment adviser.  Gruber and McBaine are the Managers of
LLC and TLB is a member of LLC.

(d)	During the last five years, none of such persons has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(e)	During the last five years, none of such persons was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f)	All such persons are citizens of the United States of America.

SCHEDULE 13D

CUSIP No. 501337109							Page 7 of 11 Pages

ITEM 3.	SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

The source and amount of funds used in purchasing the Stock were as follows:


Purchaser	    Source of Funds			  Amount

LLC		Capital Under Management		$3,902,707
Gruber	Personal Funds				  $635,498
McBaine	Personal Funds				  $518,264


ITEM 4.	PURPOSE OF TRANSACTION.

The principal purpose of the purchase of the Stock reported herein was and is for investment.

Except as described below, the persons named in Item 2 have no plans or proposals that relate to or would result in any of the events listed in the instructions to Item 4 of this statement. As of the date this statement is filed, such persons intend to communicate directly with KLOC's management regarding its financial condition, management and business plan, with a view to formulating suggestions for improvement. Such persons are also considering the advisability of discussing these matters with other significant shareholders and other ways to improve and support KLOC's business operations. Such persons may acquire additional shares of Stock at any time or may dispose of part or all of their Stock at any time. Such persons currently do not otherwise have any specific plans or proposals regarding these matters, and have not acquired the Stock with the purpose or effect of changing or influencing control of KLOC.


ITEM 5.	INTEREST IN SECURITIES OF THE ISSUER.

The beneficial ownership of the Stock of the persons named in Item 2 of this statement is as follows at the date hereof:


	  Aggregate
	Beneficially
	   Owned				Voting Power		Dispositive Power
Name 	Number	Percent	Sole		Shared	Sole		Shared

LLC		1,478,750	10.72	0		1,478,750	   0		1,478,750
Gruber	1,669,850	12.11   191,100		1,478,750	 191,100	1,478,750
McBaine	1,693,600	12.28   214,850		1,478,750	 214,850	1,478,750
TLB		1,478,750	10.72	0		1,478,750	   0		1,478,750

SCHEDULE 13D

CUSIP No. 501337109							Page 8 of 11 Pages

ITEM 5.	INTEREST IN SECURITIES OF THE ISSUER (continued).


Note: In addition to the shares reported, 75,000 shares are owned by an investment advisory client of LLC over which LLC does not have voting or dispositive power. Therefore, LLC disclaims beneficial ownership with respect to those shares.

The persons filing this statement effected the following transactions in the Stock on the dates indicated, and such transactions are the only transactions in the Stock by the persons filing this statement since 6/4/99:

	 Purchase				Number		Price
Name	 or Sale	  Date		of Shares		Per Share

LLC		P	10/21/99		20600	    $4.41
Gruber	P	10/21/99		 2500		4.41
McBaine	P	10/21/99		 4000		4.41
LLC		P	10/19/99		 6000		4.48
Gruber	P	10/19/99		 2000		4.48
LLC		P	10/18/99		 8000		4.56
Gruber	P	10/18/99		 3800		4.56
LLC		P	10/14/99		22500		5.25
Gruber	P	10/14/99		 3500		5.25
McBaine	P	10/14/99		 4000		5.25
LLC		P	10/14/99		 4000		5.13
McBaine	P	10/14/99		 1000		5.13
Gruber	P	10/14/99		 2500		5.20
McBaine	P	10/14/99		  500		5.20
LLC		P	10/13/99		 5000		5.50
McBaine	P	10/13/99		  600		5.50
Gruber	P	10/13/99		 1200		5.50
LLC		P	10/13/99		 3000		5.39
Gruber	P	10/13/99		 2000		5.39
LLC		P	10/12/99		15000		5.55
Gruber	P	10/12/99		 3000		5.55
McBaine	P	10/12/99		 2000		5.55
LLC		P	10/12/99		 3900		5.46
Gruber	P	10/12/99		 1500		5.46
McBaine	P	10/12/99		  600		5.46
LLC		P	10/11/99		 5000		5.38
LLC		P	10/11/99		 9000		5.45
Gruber	P	10/11/99		 3000		5.45
McBaine	P	10/11/99		 3000		5.45
LLC		P	10/8/99		26000		5.44
McBaine	P	10/8/99		 5000		5.44
Gruber	P	10/8/99		 5000		5.44
LLC		P	10/8/99		 2000		5.31
Gruber	P	10/8/99		 2000		5.31
LLC		P	9/8/99		20000		4.31

SCHEDULE 13D

CUSIP No. 501337109							Page 9 of 11 Pages

ITEM 5.	INTEREST IN SECURITIES OF THE ISSUER (continued).

Gruber	P	9/8/99		 6000		4.31
McBaine	P	9/8/99		 4000		4.31
LLC		P	9/3/99		 4500		4.50
McBaine	P	9/3/99		  500		4.50
McBaine	P	9/3/99		  200		4.48
Gruber	P	9/3/99		 1800		4.48
McBaine	P	8/20/99		 1500		5.59
LLC		P	8/20/99		 8500		5.59
Gruber	P	8/20/99		 4700		5.59
McBaine	P	8/20/99		  500		5.59
LLC		P	8/20/99		 1500		5.59
LLC		P	8/19/99		 2500		5.88
LLC		P	8/19/99		15000		5.72
Gruber	P	8/19/99		 4500		5.72
Gruber	P	8/18/99		 8500		5.80
LLC		P	8/18/99		25500		5.80
McBaine	P	8/18/99		 6000		5.80
LLC		P	8/13/99		 4500		4.00
Gruber	P	8/13/99		 1000		4.00
McBaine	P	8/13/99		  500		4.00
LLC		P	8/11/99		 7000		3.97
Gruber	P	8/11/99		 1500		3.97
McBaine	P	8/11/99		 1500		3.97
Gruber	P	8/11/99		 1800		3.92
McBaine	P	8/11/99		  200		3.92
LLC		P	8/5/99		 4000		4.26
Gruber	P	8/5/99		 2000		4.26
McBaine	P	8/5/99		 2000		4.26
LLC		P	8/4/99	    114000			4.44
Gruber	P	8/4/99		 5000		4.44
McBaine	P	8/4/99		10000		4.44
LLC		P	8/4/99		25000		4.50
LLC		P	7/28/99		 3000		5.93
Gruber	P	7/28/99		 1500		5.93
McBaine	P	7/28/99		  500		5.93
LLC		P	7/20/99		29500		7.96
Gruber	P	7/20/99		 3500		7.96
LLC		P	7/19/99		 4000		7.93
Gruber	P	7/19/99		 2000		7.93
LLC		P	7/16/99		22000		7.01
Gruber	P	7/16/99		 3500		7.01
McBaine	P	7/16/99		 3000		7.01
LLC		P	7/16/99		 9500		6.88
Gruber	P	7/16/99		 1500		6.88
McBaine	P	7/16/99		 4000		6.88
LLC		P	7/15/99		22000		6.88
Gruber	P	7/15/99		 2000		6.88
McBaine	P	7/15/99		 4500		6.88
LLC		P	7/14/99		19000		7.18

SCHEDULE 13D

CUSIP No. 501337109							Page 10 of 11 Pages

ITEM 5.	INTEREST IN SECURITIES OF THE ISSUER (continued).

Gruber	P	7/14/99		 3000		7.18
McBaine	P	7/14/99		 2000		7.18
LLC		P	7/13/99		19000		6.95
Gruber	P	7/13/99		 3000		6.95
McBaine	P	7/13/99		 3000		6.95
LLC		P	7/12/99		 3500		6.88
Gruber	P	7/12/99		 1000		6.88
McBaine	P	7/12/99		  500		6.88
Gruber	P	7/9/99		 1500		6.63
LLC		P	7/9/99		 8500		6.63
LLC		P	7/8/99		 4500		7.05
McBaine	P	7/8/99		  500		7.05
LLC		P	7/7/99		 2000		7.35
McBaine	P	7/7/99		  300		7.35
Gruber	P	7/2/99		 3000		6.53
LLC		P	7/2/99		13000		6.53
McBaine	P	7/2/99		 4000		6.53
LLC		P	7/1/99		32500		6.67
McBaine	P	7/1/99		 4000		6.67
Gruber	P	7/1/99		 3500		6.67
LLC		P	6/30/99		 7500		6.79
McBaine	P	6/30/99		 1000		6.79
Gruber	P	6/30/99		 1500		6.79
McBaine	P	6/29/99		 1500		5.38
LLC		P	6/29/99		 7000		5.38
Gruber	P	6/29/99		 1500		5.38
LLC		P	6/28/99		23500		5.76
Gruber	P	6/28/99		 3000		5.76
McBaine	P	6/28/99		 3500		5.76
Gruber	P	6/25/99		 7000		6.85
LLC		P	6/25/99		47000		6.85
McBaine	P	6/25/99		 6000		6.85
LLC		P	6/25/99		18000		6.57
McBaine	P	6/25/99		 2000		6.57
McBaine	P	6/25/99		 2000		6.97
LLC		P	6/25/99		18000		6.97

All transactions were executed on the Nasdaq National Market.


ITEM 7.	MATERIAL TO BE FILED AS EXHIBITS.

A.	Agreement Regarding Joint Filing of Statement on Schedule 13D or 13G
(previously filed).

SCHEDULE 13D

CUSIP No. 501337109							Page 11 of 11 Pages


SIGNATURES

After reasonable inquiry and to the best of my knowledge, I certify that the information set forth in this statement is true, complete and correct.

DATED:	November 9, 1999

Jon D. Gruber

J. Patterson McBaine

Thomas O. Lloyd-Butler

Gruber and McBaine Capital Management, L.L.C., by J. Patterson McBaine,
Manager






CSR\2217\006\1071925.02